AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)

(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
_____________________________________

CONSOLIDATED FINANCIAL STATEMENTS

together with

INDEPENDENT AUDITORS' REPORT

DECEMBER 31, 2002

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)

(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

TABLE OF CONTENTS

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INDEPENDENT AUDITORS' REPORT                                                                                              1

CONSOLIDATED FINANCIAL STATEMENTS -

BALANCE SHEET                                                                                                                           2

STATEMENT OF OPERATIONS                                                                                                       3

STATEMENT OF CASH FLOWS                                                                                                       4

STATEMENT OF STOCKHOLDERS' (DEFICIT)                                                                                   5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                 6-12

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
American Enterprise Corporation (A Development Stage Company)
Tampa, Florida

We have audited the accompanying consolidated balance sheet of American Enterprise Corporation (formerly American Enterprise.Com Corporation) as of December 31, 2002, and the related consolidated statements of operations, cash flows and stockholders' (deficit) for the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of American Enterprise Corporation at December 31, 2002, and the result of its operations, and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A, the Company has been in the development stage since its inception on February 22, 2002. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern

BAUMANN, RAYMONDO & COMPANY, P.A.
Tampa, Florida
January 31, 2003

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
BALANCE SHEET
DECEMBER 31, 2002

ASSETS

CURRENT ASSETS

Accounts receivable, net of zero allowance	$ 5223

TOTAL ASSETS	$ 5223

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$ 263,916
Accrued liabilities	82,229

Total current liabilities	346,145

STOCKHOLDERS' (DEFICIT)
Common stock, no par value, 100,000,000 authorized, 19,982,965 shares issued and outstanding	1,134,377
Preferred stock, no par value, 1,000,000 authorized, 368,815 shares issued and outstanding	-
Deficit accumulated during the development state	(1,475,299)

Total stockholders' (deficit)	$ 5223

The accompanying notes are an integral part
of these financial statements.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
STATEMENT OF OPERATIONS
FOR THE PERIOD FEBRUARY 22, 2002 (DATE OF INCEPTION)
TO DECEMBER 31, 2002

NET REVENUES	$ 11,555

COST OF GOODS SOLD	4,316

GROSS PROFIT	7,239

OPERATING EXPENSES
Contract labor expense	904,049
Payroll expense	265,711
Professional fees	59,872
Web hosting fees	39,339
Travel expense	36,222
Advertising expense	26,877
Meals and entertainment expense	26,346
Telephone expense	20,090
Rent expense	19,116
Web development expense	16,561
Office supplies expense	16,454
Other miscellaneous expense	51,901

TOTAL OPERATING EXPENSES	1,482,538

LOSS BEFORE INCOME TAXES	(1,475,299)

INCOME TAX PROVISION	-

NET LOSS	$ (1,475,299)

LOSS PER COMMON SHARE
Basic	$ (0.07)

Fully Diluted	$ (0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	19,982,965
Fully diluted	36,251,395

The accompanying notes are an integral part
of these financial statements.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FEBRUARY 22, 2002 (DATE OF INCEPTION)
TO DECEMBER 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss)	$ (1,475,299)

Adjustments to reconcile net loss to cash (used) in operating activities

Common stock issued for services	64,708

(Increase) decrease in assets:

Accounts receivable	(5223)

Increase (decrease) in liabilities:

Accounts payable	263,916
Accrued liabilities	82,228

Total adjustments	405,629

Net cash (used) in operating activities	(1,069,670)

CASH FLOWS FROM FINANCING ACTIVITIES

Capital contributions	18,000
Proceeds from issuance of common stock	1,051,670

NET INCREASE (DECREASE) IN CASH	-

CASH, BEGINNING OF THE PERIOD	-

CASH, END OF THE PERIOD	$ -

The accompanying notes are an integral part
of these financial statements.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
STATEMENT OF STOCKHOLDERS' (DEFICIT)
FOR THE PERIOD FEBRUARY 22, 2002 (DATE OF INCEPTION)
TO DECEMBER 31, 2002

COMMON STOCK	PREFERRED STOCK	ADDITIONAL PAID-IN	DEFICIT ACCUMULATED DURING DEVELOPMENT
	SHARES	VALUE	SHARES	VALUE	CAPITAL	STAGE	TOTAL
BALANCE FEBRUARY 22, 2002	-	$ -	-	$ -	$ -	$ -	$ -
Common stock issued for cash upon incorporation	11,373,642	11,374	-	-	363,295		374,669
Common stock issued at $0.097 per share	4,115,990	4116	-	-	395,634	-	399,750
Common stock issued at $0.10 per share	600,000	600	-	-	59,400	-	60,000
Common stock issued at $0.20 per share	1,088,250	1,088	-	-	216,164	-	217,250
Common stock issued for services at $0.10 per share	467,083	467	-	-	46,241	-	46,708
Common stock issued for services at $0.20 per share	90,000	90	-	-	17,910	-	18,000
Capital contribution Amounts paid by shareholder on behalf of the company	-	-	-	-	18,000	-	18,000
Issuance of common shares pursuant to exchange of preacquisition shares	2,250,000	1,116,644	368,815	-	(1,116,644)	-	-
Net loss	-	-	-	-	-	(1,475,299)	(1,475,299)
BALANCE DECEMBER 31, 2002	19,982,965	$ 1,134,377	368,815	$ -	$ -	$ (1,475,299)	$ (340,922)

The accompanying notes are an integral part
of these financial statements.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of American Enterprise Corporation (the "Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are the representation of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America consistently applied in the preparation of the financial statements.

Nature of Operations

American Enterprise Corporation (formerly American Enterprise.Com, Corp.) was organized under the laws of the State of Florida in June 1994 under the name National Diagnostics, Inc. During 1998, the Company changed its corporate name to American Enterprise.Com, Corporation.

The Company's mission is to consolidate, through acquisition, merger and joint venture, Application Service Provider ("ASP") delivered software and services. The Company initially intends to consolidate ASPs relating to the healthcare industry. Once acquired, the Company intends to organize the healthcare and related ASP delivered software and services into five distinct categories, and to act as a hub through which users exchange information, conduct transactions and communicate in real-time.

The Company's sole operating subsidiary, HealthCentrics, Inc., was organized under the laws of the State of Florida on February 22, 2002. HealthCentrics, Inc. has been in the development stage since its formation on February 22, 2002, and as such has devoted most of its efforts since inception to developing its business plan, issuing common stock, raising capital, establishing its accounting systems and other administrative functions. HealthCentrics, Inc. was formed to organize, develop and market a suite of Web-based medical accounting, billing and management information services to third party billing companies, practice management and healthcare provider organizations.

Reverse Merger Method of Accounting

Following the acquisition, of HealthCentrics, Inc., the Company dissolved the HealthCentrics, Inc. Board of Directors and replaced HealthCentrics, Inc. senior management. The former stockholders of HealthCentrics, Inc. were issued approximately 89% of the outstanding shares of American Enterprise Corporation's no par value common stock. In accordance with accounting principles generally accepted in the United States of America, the Company's acquisition of HealthCentrics, Inc. has been accounted for as a reverse merger. As a result, HealthCentrics, Inc. has been treated as the acquiring entity and American Enterprise Corporation has been treated as the acquired entity for accounting purposes.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Reverse Merger Method of Accounting (Continued)
The historical financial statements of HealthCentrics, Inc. have become the historical financial statements of American Enterprise Corporation in connection with the acquisition. Similarly, the historical equity and retained deficit of HealthCentrics, Inc. prior to the acquisition have been retroactively restated for the equivalent number of shares issued in connection with the acquisition. The balance sheet reflects the financial position of American Enterprise Corporation at December 31, 2002. The related statements of operations, cash flow and stockholders' (deficit) reflect the operations of American Enterprise Corporation for the period ended December 31, 2002.

Principles of Consolidation
The consolidated financial statements include the accounts of American Enterprise Corporation (formerly American Enterprise.Com Corp.) and its wholly owned subsidiary HealthCentrics, Inc. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition
The Company records revenue from the sale of its Web-based medical accounting, billing and management information services on the accrual basis of accounting. The services billed include a monthly user fee and a per claim fee. All activity for the month is billed on the last day of the month and recognized as revenue at that time.

Basis of Accounting
The Company maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for matching of revenues and expenses.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents.

Accounts Receivable
The Company extends credit to its customers in the normal course of business. Receivables are recorded at there net realizable value, therefore, no allowance for uncollectible accounts is deemed necessary at December 31, 2002.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

The Company records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates. Deferred assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Since its inception, the Company has accumulated a loss of $1,475,299 for income tax purposes, which can be used to offset future taxable income through 2022.

                   Future tax benefit                                                        $ 442,590
                   Valuation allowance                                                      (442,590)

                    Future tax benefit                                                       $          -

As of December 31, 2002, no deferred taxes were recorded in the accompanying financial statements.

NOTE B - AMENDMENT OF ARTICLES OF INCORPORATION
During November 2002 the Company restated its Articles of Incorporation, changed its name and adopted a new set of by-laws.

NOTE C - CAPITAL STOCK

Common Stock

The Company is authorized to issue 100 million shares of common stock with no par value. As of December 31, 2002, there were 19,982,965 shares issued and outstanding. Of this amount, 17,732,965 are restricted as to the sale to other parties as of December 31, 2002. Each share of common stock has one vote on all matters acted upon by the shareholders.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

NOTE C - CAPITAL STOCK (CONTINUED)
Preferred Stock
The Company is authorized to issue one million shares of preferred stock with no par value. As of December 31, 2002, there were 368,815 preferred shares issued and outstanding to one holder of record.

The holder(s) of preferred shares are entitled to receive non-cumulative dividends not exceeding $0.10 per share, when and as declared by the Board of Directors. In the event of any liquidation, dissolution or winding down of the Company, either voluntary or involuntary, the holder(s) of each preferred share shall be entitled to be paid an amount equal to $4.00 per share. In the event that the Company authorizes the redemption of all or any preferred shares, the redemption price shall be $4.30 per share.

The holder(s) of preferred shares have a right to cast eight votes per preferred share, as a separate class on any matter properly brought before the shareholders of the Company. Preferred shareholders also have the right to elect fifty percent of the authorized members of the Board of Directors.

The holder(s) of preferred shares may convert those shares at any time into common shares at the ratio of 44.11 common shares to one preferred share. Once issued, the rights and privileges of the preferred stock will cease.

Stock Issuances

During 2002 the Company issued common shares for services: a) 90,000 shares valued at $18,000 ($0.20 per share) and b) 467,083 shares valued at $46,708 ($0.10 per share).

The Company also issued common shares for cash in the following denominations: a) 11,373,642 shares issued during incorporation for $374,669, b) 4,115,990 shares issued for $399,750 ($0.097 per share), c) 600,000 shares issued for $60,000 ($0.10 per share), and d) 1,086,250 shares issued for $217,250 ($0.20 per share).

The Company's majority shareholder paid fees on behalf of the Company in the amount of $18,000. This amount was recorded as a capital contribution.

NOTE D - MERGER AND ACQUISITION

On December 6, 2002, the Company entered into a share for share exchange agreement to trade all the outstanding common stock of HealthCentrics, Inc. for American Enterprise Corporation's common stock.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

NOTE E - RELATED PARTY TRANSACTIONS

MRX - NET.com License Agreement

The Company has an irrevocable perpetual license agreement with a company affiliated with certain of its directors/shareholders. The license agreement grants an irrevocable, perpetual license for any and all Intellectual Property Rights owned or otherwise assertable by the licensor to use the licensed materials.

The licensed materials consist of a suite of web-native and browser-based practice management applications and include all HTML, XML, other Source Code, Object Code, database architectures and system documentation related to the MedBillRx medical billing and practice management application, and ComplyMD, a physician monitoring program to meet compliance issues, as well as any rights the licensor has to SnaPPnet, a credentialing system.

The terms of the license agreement stipulate a one-time license fee plus a percentage of the gross revenues derived from the use of the licensed materials.

The Company held a secured note from the licensor that was assigned to it from certain shareholders/directors of the Company. The Company has forgiven the note as payment for the one-time license fee and all future royalties. The basis of this note to the Company is considered to be zero, and consequently there have been no amounts booked to the financial statements as a result of this transaction.

XBZ Consulting Agreement

The Company entered into a consulting agreement in April 2002 with a company affiliated with certain of its directors/shareholders. This agreement required services to be provided by the consulting firm consisting of technical and architectural support, design and development of the Company's products and services. The fees for these services were $10,000 per month plus expenses approved by the Company in advance, for a term of one year, automatically renewable upon mutual consent of the parties. This agreement was cancelled in December 2002 by the mutual consent of both parties.

At December 31, 2002, the Company owed $12,000 to this company. This amount is included in accounts payable.

EliteCorp Consulting Agreement

The Company entered into a consulting agreement in 2002 with a company affiliated with certain of its directors/shareholders. This agreement required those services generally performed by a chief executive officer to be provided to the Company by the consulting firm. The fees for these services were $11,000 per month plus expenses approved by the Company in advance, for a term of one year, automatically renewable upon mutual consent of the parties.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

NOTE E - RELATED PARTY TRANSACTIONS (CONTINUED)

Taina Broes Consulting Agreement

The Company entered into a consulting agreement in July 2002 with an individual affiliated with certain of it directors/shareholders. This agreement required services to be provided by the individual consisting of customer training and deployments, customer support, system testing, and miscellaneous healthcare domain consulting. The fees for these services were $25/hour plus expenses approved by the Company in advance, for a term of one year, automatically renewable upon mutual consent of the parties.

Patient Care Technologies Lease

The Company leased office space from a company affiliated with certain of its directors/shareholders from February 1, 2002 through July 31, 2002 for an amount of $2,124 per month, which is a fair rental value for the space leased.

On July 26, 2002, the Company renewed this lease for a six-month period for the same amount as above. The lease commenced on August 1, 2002 and ends on January 31, 2003. Upon maturity, the term may be extended for additional six-month periods with mutual written consent of both parties.

Stock Transactions

Of the 17,732,965 common shares the Company issued to acquire HealthCentrics, Mr. John Stanton, Chief Executive Officer and Chairman of the Board of Directors, directly owned 8,601,299 (through Escape Velocity) or 48.5% and Mr. Chuck Broes, Vice-Chairman of the Board of Directors, owned 2,143,179 (through TB, LLC) or 12.1%. On an equal basis with all other HealthCentrics shareholders of record, Mr. Stanton and Mr. Broes received a share for share exchange in the course of the Company acquiring HealthCentrics.

Mr. Stanton has provided the majority of the operating capital required by the Company since formation. In total, Mr. Stanton has to date contributed in excess of $750,000 toward these purposes.

NOTE F - COMMITMENTS AND CONTINGENCIES

The Company entered into a three-year vendor agreement with MedUnite in October 2002. Under the terms of the agreement, the Company may use the MedUnite electronic transmission system, and MedUnite will provide the Company with transaction processing and network services selected by the Company and electronically transmit healthcare transactions to and/or from trading partners. The fees for these services are billed on a per transaction basis ($0.20 per transaction, except for printing and mailing claims, which is $0.28 per transaction). This agreement will be automatically extended for additional successive one-year periods unless either party notifies the other in writing at least sixty days before expiration.

AMERICAN ENTERPRISE CORPORATION
(A DEVELOPMENT STAGE COMPANY)
(FORMERLY AMERICAN ENTERPRISE.COM CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

NOTE G - NON-CASH TRANSACTIONS

In connection with the acquisition of HealthCentrics, Inc., American Enterprise Corporation issued 17,732,965 shares of its no par value common stock in exchange for 100% of the outstanding common stock of that company.

The Company issued 557,083 shares of common stock, with a value of $64,708, in exchange for services.

NOTE H - SOFTWARE DEVELOPMENT COSTS

Statement of Financial Accounting Standards No. 86 states that internally developed software costs should be expensed until technological feasibility has been reached, at which point costs should be capitalized. Technological feasibility has been reached once a design program has been completed, or a working model has been produced. At December 31, 2002, the Company had not yet reached technological feasibility and, therefore, all costs associated with the development of software has been expensed.

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